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                                  EXHIBIT 10.1



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                                 LOAN AGREEMENT


               THIS LOAN AGREEMENT (the "Agreement"), dated as of February 14, 2001, is entered into by and between ENLIGHTEN SOFTWARE SOLUTIONS, INC., a California corporation (the "Borrower"), and MADEN TECH CONSULTING, INC., a Delaware corporation (the "Lender").

               WHEREAS, the Borrower has requested that the Lender make available to the Borrower a credit facility (the "Credit Facility") in a maximum principal amount of up to One Million One Hundred Eighteen Thousand Two Hundred Fifty Dollars ($1,118,250), the proceeds of which shall be used by the Borrower for working capital; and

               WHEREAS, the Lender is willing to make the Credit Facility available to the Borrower upon the terms and subject to the conditions set forth herein.

               NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Borrower and the Lender hereby agree as follows:

I.      DEFINITIONS

        1.1    GENERAL TERMS

               For purposes of this Agreement, in addition to the definitions set forth above, the following terms shall have the following meanings:

               "Advance" shall mean a borrowing under the Credit Facility under
Article II hereof. Any amounts paid by the Lender on behalf of the Borrower shall be an Advance for purposes of this Agreement.

               "Affiliate" shall mean, as to any Person, any other Person (other than a Subsidiary) (a) which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person, (b) who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above or (c) which is the beneficial owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of five percent (5%) or more of any class of the outstanding voting stock or other voting equity interest of such Person. For purposes of this definition, the term "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting stock, by contract or otherwise.

               "Applicable Interest Rate" shall have the meaning set forth in
Section 2.5(a) hereof.

               "Assignment and Assumption Agreement" shall have the meaning set forth in Section 11.3 hereof.

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               "Authorized Officer" shall mean, with respect to Borrower, the
President and Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, any Executive Vice President or such other officer or officers as Borrower may designate to the Lender in writing from time to time.

               "Board" shall mean the board of directors of Borrower.

               "Borrower Confidential Information" shall have the meaning set forth in Section 4.19 hereof.

               "Borrowing Notice" shall have the meaning set forth in Section
2.3 hereof.

               "Business Day" shall mean any day which is not a Saturday, Sunday or a day on which commercial banks in New York are authorized or required by law to be closed.

               "Capitalized Lease Obligations" shall mean all obligations under Capital Leases of the Borrower or any of its Subsidiaries in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

               "Capital Leases" shall mean all leases which have been or should be capitalized in accordance with GAAP.

               "Change of Control" shall mean any of the following events: when
(a) any Person or group (as that term is defined for purposes of Section 13 of the Securities Exchange Act of 1934, as amended), other than the Lender or any Eligible Transferee that is a holder of a Note, any person to whom a holder of a Note transfers such Note, or any of their respective Affiliates, becomes the owner of 40% or more of the outstanding Common Stock, or obtains the right to acquire 40% or more of the outstanding stock of Borrower within 60 days, or (b) there is a change of membership of the Board such that a majority of the members of the Board are persons who (i) have not been members of the Board for at least 12 months (ii) whose election was not approved by a majority of the persons who had been members of the Board at the beginning of that 12 month period and (iii) are not designated by the Lender or, if the Lender shall have assigned or transferred its rights hereunder, the holders of a majority in principal amount of outstanding Notes.

               "Closing Date" shall mean the date as of which this Agreement shall have been executed and delivered by the Borrower and the Lender and on which all of the conditions precedent set forth in Section 3.1 hereof shall have been satisfied.

               "Common Stock" shall mean the common stock of the Borrower, no par value per share.

               "Conditional Assignment" shall have the meaning set forth in
Section 2.12 hereof.

               "Conversion Price" shall mean the Initial Conversion Price, as adjusted from time to time in accordance with the terms of the Note.



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               "Conversion Shares" shall mean shares of Common Stock issued or issuable upon conversion of a Note.

               "Copyrights" shall mean all Intellectual Property rights in and to the Software, whether or not registered or filed with any Governmental Authority, associated copyright registrations and copyright applications, and all registrations and renewals thereof and applications for registration and renewal thereof, together with (a) source code, object code, build procedures, installation files, help files, dynamic link libraries, informational content included in Software, (b) all writings and computer tapes, disks, data bases, flow diagrams, and other property manifesting, embodying or incorporating any thereof, (c) all present and future rights of Borrower under all present and future license agreements relating thereto, whether Borrower is licensee or licensor thereunder, (d) all income, royalties, damages and payments now or hereafter due and/or payable to Borrower thereunder or with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (e) all of Borrower's present and future claims, causes of action and rights to sue for past, present or future infringements thereof,
(f) all rights corresponding thereto throughout the world, (g) all present and future proceeds and products thereof in any form whatsoever, and (h) (i) all registered copyrights owned by Borrower arising in and to the Software, including the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, (ii) licenses and value added reseller agreements in effect with respect to the Software, and (iii) licenses, sublicenses and other agreements as to which Borrower or any Borrower Subsidiary is a party and pursuant to which Borrower or its Subsidiaries are authorized to use any third party patents, trademarks or copyrights, including software, that are incorporated in, are or form a part of the Software or any other product of Borrower or any of its Subsidiaries.

               "Credit Facility" shall have the meaning set forth in the second paragraph hereof.

               "Default" shall mean any event or condition which, with the giving of notice or lapse of time or both, would constitute an Event of Default hereunder.

               "Default Rate" shall have the meaning set forth in Section 2.5(c) hereof.

               "Dollar" and the sign "$" shall mean lawful money of the United States of America.

               "Eligible Transferee" shall mean and include any Affiliate of the Lender as well as a commercial bank, financial institution or other "accredited investor" (as defined by Regulation D of the Securities Act of 1933, as amended).

               "Environmental Laws" shall mean, collectively, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, as amended, the Clean Air Act, as amended, the Clean Water Act, as amended, any other "Superfund" or "Superlien" law and all other federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use,

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storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of Governmental Authorities with respect thereto.

               "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

               "Event of Default" shall mean the occurrence of any of the events specified in Article VII hereof.

               "Facility Cap" shall have the meaning set forth in Section 2.1 hereof.

               "Fair Valuation" shall mean, with respect to any Person, the determination of the value of the consolidated assets of such Person on the basis of the amount which may be realized within a reasonable time through collection or sale of such assets at market value on a going concern basis, conceiving the latter as the amount which could be obtained for the property in question within such period by a capable and diligent businessman from an interested buyer who is willing to purchase under ordinary selling conditions in an arm's length transaction.

               "Form 10-K" shall have the meaning set forth in Section 4.13(b) hereof.

               "GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time as applied by nationally recognized accounting firms.

               "Governmental Authority" shall mean any Federal, state, municipal, national or other governmental department, commission, board, bureau, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether of a state, territory or possession of the United States, the United States, a foreign governmental entity or the District of Columbia.

               "Hazardous Substances" shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyl's, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials as defined in and subject to regulation under any applicable Environmental Law.

               "Indebtedness" of any Person shall mean, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) the deferred purchase price of assets or services which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (iii) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (iv) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such indebtedness has been assumed, (v) all Capitalized Lease Obligations of such Person, (vi) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vii) all net obligations of such Person under Interest Rate Agreements and (viii) all contingent obligations of such Person (other than contingent obligations arising from the guaranty by such Person of the obligations of the

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Borrower and/or its Subsidiaries to the extent such guaranteed obligations do not constitute Indebtedness), provided that Indebtedness shall not include trade payables, deferred revenue, taxes and accrued expenses, in each case arising in the ordinary course of business.

               "Initial Advance" shall have the meaning set forth in Section 3.1 hereof.

               "Initial Conversion Price" shall mean $0.225 per share of Common Stock.

               "Intellectual Property" shall mean all ideas and inventions, whether or not patentable, all works of authorship in any medium, all information which is not generally known in the industry or the marketplace(s) where either or both of the parties hereto operate, which gives its owner an economic advantage by virtue of the fact that such information is not generally known to others, and which its owner has taken reasonable steps to protect from disclosure. Intellectual property may include, but need not be limited to, trade dress, logos, trade names and corporate names, domain names, know-how, computer software, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, business and marketing plans and proposals, and general intangibles of a like nature.

               "Interest Rate Agreement" shall mean any interest rate swap agreement, any interest rate cap agreement, any interest rate collar agreement or other similar agreement or arrangement designed to hedge the position of the Borrower or any Subsidiary with respect to interest rates.

               "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

               "Loan Documents" shall mean, collectively, this Agreement, the Note, the Registration Rights Agreement, the Software License Agreement, the Software Security Agreement, the Warrant Agreement, and all other agreements, documents, instruments, certificates, reports and financial statements heretofore or hereafter executed or delivered to the Lender in connection with the Advances made, issued or created under this Agreement, as the same may be amended, modified or supplemented from time to time.

               "Material Adverse Effect" shall mean an event or occurrence that has or is reasonably likely to have a material adverse effect upon Borrower's operations, financial condition or business prospects.

               "Maximum Conversion Shares" shall have the meaning set forth in
Section 4.1(e) hereof.

               "Nasdaq" shall mean The Nasdaq Stock Market, Inc.

               "Note" shall mean the Convertible Demand Note of the Borrower evidencing the Advances, executed and delivered to the Lender pursuant to
Section 3.1(a) hereof, in the form of Exhibit A hereto, as such may be modified, amended or supplemented from time to time.



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               "Obligations" shall mean the Borrower's obligations, Indebtedness and liabilities to the Lender of every kind, nature and description, direct or indirect, secured or unsecured, joint, several, joint and several, absolute or contingent, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, with respect to (a) the principal of and interest on the Advances, as evidenced by the Note, (b) the payment and performance of all other obligations, Indebtedness and liabilities of the Borrower to the Lender hereunder, under the other Loan Documents or with respect to the Advances and (c) all amounts paid or advanced by the Lender on behalf of or for the benefit of Borrower for any reason as permitted by this Agreement.

               "Officer's Certificate" shall have the meaning set forth in
Section 4.1(m) hereof.

               "Payment Office" shall mean initially 2110 Washington Boulevard, Suite 200, Arlington, VA 22204; thereafter, such other office of the Lender, if any, which it may designate by notice to the Borrower to be the Payment Office, in accordance with wiring instructions to be delivered by the Lender to the Borrower.

               "Permitted Encumbrances" shall mean, with respect to any Real Property, such exceptions to title as are set forth in the title insurance policy or title commitment with respect thereto.

               "Permitted Indebtedness" shall mean Indebtedness of Borrower and its Subsidiaries permitted under Section 6.1 hereof.

               "Permitted Liens" shall have the meaning set forth in Section 6.2(a) hereof.

               "Person" shall mean an individual, a partnership, a corporation, a limited liability company, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a governmental authority or any other entity of whatever nature.

               "Real Property" of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

               "Register" shall have the meaning set forth in Section 11.3 hereof.

               "Registration Rights Agreement" shall mean the Registration Rights Agreement by and between the Borrower and the Lender, executed and delivered pursuant to Section 3.1(a) hereof, in the form attached as Exhibit B hereto, as such may be modified, amended or supplemented from time to time.

               "SEC" shall mean the Securities and Exchange Commission.

               "SEC Filings" shall have the meaning set forth in Section 4.13(a) hereof.

               "September 10-Q" shall have the meaning set forth in Section 4.13(b) hereof.

               "Shareholders Meeting" shall have the meaning set forth in
Section 5.13(a) hereof.



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               "Software" shall mean the Enlighten DSM computer program and related computer programs, including, but not limited to, all source code, object code, build procedures, installation files, help files, dynamic link libraries, informational content included in the program, and any supporting information provided by Borrower.

               "Software License Agreement" shall mean the certain Software License Agreement dated as of the date hereof by and between the Borrower and the Lender.

               "Software Security Agreement" shall mean the certain Software Security Agreement dated as of the date hereof by and between the Borrower and the Lender, which agreement is to be recorded with the United States Copyright Office.

               "Subsidiary" shall mean, as to any Person, any corporation or other entity in which more than fifty percent (50%) of all voting equity interests is owned directly or indirectly by such Person and/or by one or more of such Person's Subsidiaries.

               "Taxes" shall have the meaning set forth in Section 2.5(g)(i) hereof.

               "Term" shall mean the period commencing on the Closing Date and ending on the Termination Date.

               "Termination Date" shall have the meaning set forth in Section
10.1 hereof.

               "Third Party Intellectual Property Rights" shall have the meaning set forth in Section 4.19 hereof.

                "UCC" shall mean the Uniform Commercial Code as in effect in the Commonwealth of Virginia from time to time.

               "Warrant Agreement" shall mean the certain Warrant Agreement by and between the Borrower and the Lender, executed and delivered pursuant to
Section 3.1(a) hereof, in the form attached as Exhibit C hereto, as such may be modified, amended or supplemented from time to time.

               "Warrant Shares" shall mean the shares of Common Stock which the Lender may acquire upon exercise of the warrant granted to the Lender pursuant to the Warrant Agreement.

               "Wholly-Owned Domestic Subsidiary" shall mean each Wholly-Owned Subsidiary of the Borrower that is incorporated under the laws of the United States or any State thereof.

               "Wholly-Owned Subsidiary" of any Person shall mean any Subsidiary of such Person to the extent all of the capital stock or other ownership interests in such Subsidiary, other than directors' qualifying shares, is owned directly or indirectly by such Person.

        1.2    ACCOUNTING TERMS



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               As used in this Agreement or in any certificate, report or other document made or delivered pursuant to this Agreement, all accounting terms not defined in Section 1.1 or elsewhere in this Agreement shall have the meanings given to such terms in and shall be interpreted in accordance with GAAP; provided, however, that if any change in GAAP or, if applicable, Regulation S-X promulgated pursuant to the Securities Act of 1933, as amended, in effect on the Closing Date shall result in a change in any calculation (or the meaning or effect of any calculation) required to determine compliance with any provision contained in this Agreement, the Borrower and the Lender will amend such provision in a manner to reflect such change such that the determination of compliance with such provision shall yield the same result as would have been obtained prior to such change in GAAP or Regulation S-X. Until any such amendment is entered into, all such covenants shall be calculated in accordance with GAAP or Regulation S-X, as applicable, as in effect immediately preceding such change.

        1.3    UNIFORM COMMERCIAL CODE TERMS

               All capitalized terms used herein and defined in the UCC shall have the meanings given therein unless otherwise defined herein.

II.     ADVANCES, PAYMENT AND INTEREST; GRANT OF SECURITY INTEREST

        2.1    CREDIT FACILITY

               Subject to the terms and conditions set forth in this Agreement, the Lender agrees to make Advances to the Borrower, from time to time during the Term, provided that the aggregate amount of all Advances at any one time outstanding shall not exceed One Million One Hundred Eighteen Thousand Two Hundred Fifty Dollars ($1,118,250) (the "Facility Cap"). This is not a revolving credit facility, and any repayment of any Advance made shall be applied to permanently reduce the Facility Cap.


        2.2    ADVANCES

               Except as otherwise permitted by the Lender from time to time each Advance hereunder shall be in an amount of at least $25,000 or an integral multiple of $1,000 in excess thereof.


        2.3    PROCEDURES FOR BORROWING

               As a condition to each Advance, Borrower shall deliver to Lender, prior to 11:00 a.m. (Eastern time) on any Business Day which is not less than ten days prior to the date of such requested Advance (which date shall be a Business Day), or such shorter period of time as may be acceptable to the Lender, an irrevocable written notice substantially in the form of Exhibit D hereto (each, a "Borrowing Notice"), duly executed by an Authorized Officer of Borrower. Each Borrowing Notice shall be effective upon receipt by the Lender and shall (a) specify (i) the amount of the requested Advance, (ii) Borrower's intended use of such funds (in reasonable detail), and (iii) the date that such Advance is to be made and (b) certify that each of the conditions set forth in
Section 3.2 hereof has been satisfied as of the date of such Borrowing

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Notice. Notwithstanding the foregoing, should any amount required to be paid hereunder or under any other Loan Document be unpaid, such amount may be paid by the Lender and the payment thereof shall be deemed a request for an Advance as of the date such payment is due.


        2.4    DISBURSEMENT OF ADVANCE PROCEEDS

               All Advances shall be disbursed from whichever office or other place the Lender may designate from time to time and shall be charged to the Borrower's account on the Lender's books. The proceeds of each Advance requested by the Borrower under Section 2.3 hereof and made by the Lender shall be made available to the Borrower no later than 1:00 p.m. (Eastern time) on the day so requested in the applicable Borrowing Notice by crediting the Borrower's account in accordance with wire instructions to be provided to Lender. The proceeds of each Advance deemed to have been requested by the Borrower under the last sentence of Section 2.3 hereof shall be disbursed to the Lender in payment of the outstanding Obligations which are due and payable as of the date of such Advance.

        2.5    INTEREST; PAYMENTS

               (a) Interest on outstanding Advances shall be due and payable in arrears on the first day of each January, April, July and October, commencing April 1, 2001. Interest shall be computed monthly at a rate for each month equal to the applicable Federal short-term rate announced by the Internal Revenue Service pursuant to Section 1274(d) of the Internal Revenue Code of 1986, as amended, through a Revenue Ruling published in the Internal Revenue Bulletin during the preceding month (the "Applicable Interest Rate").

               (b) Notwithstanding the foregoing (i) if the Lender, in its sole discretion, permits the Obligations to exceed the Facility Cap and such excess continues for a period of five (5) Business Days or more during any quarter following notice to the Borrower, then that portion of the Obligations that exceeds the Facility Cap shall bear interest at a rate equal to the Applicable Interest Rate then in effect plus two percent (2%) per annum until paid, and
(ii) if any interest payment or other payment due and payable hereunder is not received by Lender within five (5) Business Days of the day such payment is due and payable, then Borrower shall pay to the Lender a late charge equal to 15% of the amount of such interest or other payment not timely made.

               (c) Upon the occurrence of an Event of Default and during the continuation thereof, the interest rate in effect at such time with respect to the Obligations shall be increased to a rate of fifteen percent (15%) per annum (the "Default Rate").

               (d) Interest and fees under any subparagraph hereof shall be computed on the basis of the actual number of days elapsed in a year of 365 or 366 days and calculated for the actual number of days elapsed in each monthly interest calculation period.

               (e) The principal amount of the Obligations shall be due and payable in full upon demand made by the Lender at any time on or after July 15, 2001. The Obligations may not be repaid at any time without the prior written consent of the Lender.


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               (f) All payments of principal, interest and other amounts payable hereunder, or under any of the other Loan Documents, shall be made to the Lender at the Payment Office not later than 1:00 p.m. (Eastern time) on the due date therefor in lawful money of the United States of America in immediately available funds. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day.

               (g) (i) All payments made by the Borrower hereunder or under any other Loan Document will be made without setoff, counterclaim or other defense. All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax imposed on or measured by the net income or net profits of Lender pursuant to the laws of the jurisdiction in which it is organized or managed and controlled or the jurisdiction in which the principal office or applicable lending office of the Lender is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as "Taxes"). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts, if any, as may be necessary so that every payment of all amounts due under this Agreement or under any other Loan Document, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Loan Document. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Borrower agrees to reimburse Lender, upon the written request of Lender, for taxes imposed on or measured by the net income or net profits of Lender pursuant to the laws of the jurisdiction in which the principal office or applicable lending office of Lender is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which the principal office or applicable lending office of Lender is located and for any withholding of taxes as Lender shall determine are payable by, or withheld from, Lender in respect of such amounts so paid to or on behalf of Lender pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of Lender pursuant to this sentence. Borrower will furnish to Lender within 45 days after the date the payment of any Tax is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Borrower. Borrower agrees to indemnify and hold harmless Lender, and reimburse Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by Lender.

                      (ii) If Borrower pays any additional amount under this
               Section 2.5(g) to a Lender and such Lender determines in its sole discretion that it has actually received or realized in connection therewith any refund or any reduction of, or credit against, its tax liabilities in or with respect to the taxable year in which the additional amount is paid, such Lender shall pay to Borrower an amount that the Lender shall, in its sole discretion, determine is equal to the net benefit, after tax, which was obtained by the Lender in such year as a consequence of such refund, reduction or credit. Whether or not a Lender claims any refund or credit or files any amended tax return shall be in the sole discretion of such Lender. Nothing in this Section 2.5(g)(ii) shall require a Lender to (A) disclose or detail the basis of its calculation of the amount of any tax benefit or refund to Borrower or any other party or (B) disclose such Lender's tax returns.

                      (iii) Borrower hereby agrees to indemnify and hold the
               Lender, its directors, officers employees and agents harmless against any and all liability, expense, loss or claim of damage or injury (other than any such liability, expense, loss or claim of damage or injury resulting from the Lender's or such other party's gross negligence or willful misconduct) made against the Lender by Borrower or by any third party, arising from or incurred by reason of (A) handling Borrower's accounts, (B) relying on the instructions of any Authorized Officer of Borrower or (C) taking any other action hereunder.

        2.6    REPAYMENT OF EXCESS ADVANCES

               Except as otherwise permitted by Section 2.5(b) hereof, the aggregate balance of Advances outstanding at any time in excess of the Facility Cap hereof shall be immediately due and payable by the Borrower without the necessity of any demand, at the Payment Office, whether or not a Default or Event of Default has occurred; provided, the Borrower's failure to pay any such excess Advances shall not constitute an Event of Default under Article VII hereof unless such failure to pay continues after five (5) Business Days following written notice to the Borrower of such excess balance.

        2.7    NOTE; LENDER RECORDS

               The Borrower's obligations with respect to the Advances shall be evidenced by the Note, which shall be executed by the Borrower in the face amount of the Facility Cap. The records of the Lender with respect to amounts outstanding under the Note shall be prima facie evidence of the amounts of Advances and of payments and other charges applicable thereto.

        2.8    ADDITIONAL PAYMENTS

               Any sums expended by the Lender as a result of Borrower's failure to perform or comply with the Obligations may be charged to the Borrower's account as an Advance and added to the Obligations.

        2.9    MAXIMUM RATE

               In no event whatsoever shall interest and other charges hereunder exceed the highest rate permissible under law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that a court determines that the Lender has received interest and other charges hereunder in excess of the highest rate applicable hereto, such excess interest shall be first applied to any unpaid principal balance owed by the Borrower, and if the then remaining excess interest is greater than the previously unpaid principal balance, the Lender shall promptly refund such excess amount to the Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate.

        2.10   GRANT OF SECURITY INTEREST.

               To secure the prompt payment, performance and observance of the Obligations, Borrower does hereby assign to Lender, and grant to Lender a present, absolute, unconditional, continuing first priority security interest in and to, all of Borrower's right, title and interest, whether now owned or existing or hereafter acquired or arising, in and to the Software and in and to the Copyrights.

        2.11   REQUESTED RECORDATION.

               Borrower authorizes the Register of Copyrights to file and record the Software Security Agreement (and any corresponding or separate application forms of such jurisdiction) in order to reflect publicly Lender's security interest in the Copyrights.

        2.12   CONDITIONAL ASSIGNMENT.

               Borrower shall execute the Conditional Assignment in the form attached hereto as Exhibit E (the "Conditional Assignment"), conditionally assigning all rights in the Software and Copyrights to the Lender. Such Assignment shall become effective automatically upon any Default or Event of Default. Upon Default or Event of Default, Schedule A to the Conditional Assignment shall be amended to include all new Copyrights acquired since execution of the Conditional Assignment.

III.    CONDITIONS PRECEDENT

        3.1    CONDITIONS TO INITIAL ADVANCE

               The obligation of the Lender to make the initial Advance (the "Initial Advance") on or after the Closing Date is subject to the satisfaction, in the sole judgment of the Lender, of the following conditions precedent:

               (a) the Lender shall have received this Agreement, the Note, the Registration Rights Agreement, the Software License Agreement, the Software Security Agreement, the Warrant Agreement and the Conditional Assignment, each duly executed and delivered by an Authorized Officer of the Borrower;

               (b) the Lender shall have received a copy of (i) the certificate of incorporation of Borrower, certified as of a recent date by the California Secretary of State, (ii) the bylaws of Borrower, certified as of the Closing Date by the corporate secretary of Borrower, (iii) certificates of good standing as to Borrower from the California Secretary of State and the California Franchise Tax Board, and certificates of registration or qualification to do business as a foreign corporation from the Secretary of State of each other jurisdiction in which Borrower has an office or conducts business, (iv) resolutions of the Board authorizing the execution, delivery and performance of this Agreement and each of the other Loan Documents, and reserving the Maximum Conversion Shares for issuance upon the conversion of the Note at the then-applicable Conversion Price, as certified by an Authorized Officer of Borrower as of the Closing Date, and (v) satisfactory evidence, as determined in the sole judgment of the Lender (upon advice of its counsel), that all forms, documents and instruments required, under the UCC and the terms of this Agreement, to be filed to perfect the Lender's interest in the Software have been so filed;

               (c) the Lender shall have received a certificate from an Authorized Officer, in form and substance satisfactory to the Lender, certifying that (i) each of the representations and warranties of Borrower contained in this Agreement will, except as contemplated by this Agreement, be true and correct in all material respects (except that representations and warranties which are qualified as to materiality or as to absence of Material Adverse Effect upon Borrower will be true and correct in all respects) at the Closing Date with the same effect as though made on that date (unless a representation and warranty refers to a specific earlier date, in which case it will have been true and correct in all material respects at that earlier date), (ii) Borrower will have fulfilled in all material respects all its obligations under this Agreement required to have been fulfilled prior to or at the Closing Date, (iii) no order will have been entered by any court or Governmental Authority and be in force which invalidates this Agreement or any other Loan Document or restrains the Lender from completing the transactions contemplated hereby or thereby, and no action will be pending against the Borrower relating to the transactions contemplated hereby or thereby which presents a reasonable likelihood of resulting in an award of damages against the Borrower which would reasonably likely to have a Material Adverse Effect on the Borrower, (iv) either (x) the Borrower shall have received a waiver from Nasdaq pursuant to Nasdaq Rule 4350(i)(2) or (y) the Borrower shall have received all shareholder approvals required for the issuance and delivery of the Maximum Conversion Shares at the time of the Initial Advance, (v) Borrower shall have received the written consent of Informix Software, Inc. and each other Person whose consent Borrower is required to obtain in connection with the execution, delivery and performance of this Agreement and the other Loan Documents including, without limitation, the Conditional Assignment, and (vi) no Default or Event of Default shall have occurred and be continuing on such date, or would exist after giving effect to the Initial Advance;

               (d) the Lender shall have received a certificate of the corporate secretary of Borrower, dated the Closing Date, as to the incumbency and signature of the officers of Borrower executing this Agreement and each of the other Loan Documents, together with evidence of the incumbency of such corporate secretary;

               (e) the Lender shall have completed examinations, the results of which shall be satisfactory in form and substance to the Lender in its sole discretion, of the books and records of the Borrower;

               (f) the Lender shall have received a copy of the financial statements and projections of Borrower described in Section 4.13 hereof, each of which shall be satisfactory in all respects to the Lender;

               (g) the Borrower shall have demonstrated to the Lender's satisfaction that (x) Borrower's operations comply, in all respects deemed material by the Lender, in its sole judgment, with all applicable federal, state, and local statutes and regulations, (y) none of the Borrower's operations are the subject of any governmental investigation, evaluation or any remedial action which could result in any expenditure or liability deemed material by the Lender, in its sole judgment, and (z) Borrower has no liability (whether contingent or otherwise) that is deemed material by the Lender, in its sole judgment;

               (h) the Lender shall have completed an examination of the terms and conditions of all obligations owed by the Borrower (both collectively and individually) to third parties and deemed material by the Lender, and the results of such examination shall be satisfactory to the Lender, in its sole judgment;

               (i) Borrower shall have delivered to the Lender such consents and agreements, in form and substance satisfactory to the Lender in its sole discretion, from such third parties as the Lender and its counsel shall determine are necessary or desirable with respect to claims against the Borrower, which consents and agreements shall provide, among other things, for such third parties' consent to the Loan Documents and the transactions contemplated hereby and thereby;

               (j) Borrower shall have insured its properties and business in accordance with Section 5.5 hereof, and the Lender shall have received certified copies of all such insurance policies or certificates therefor confirming that such policies are in effect and that the premiums due and owing with respect thereto have been paid in full;

               (k) all corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated hereby and by the other Loan Documents (including, but not limited to, those relating to Borrower's corporate and capital structure) shall be satisfactory in form and substance to the Lender and its counsel;

               (l) Borrower shall have taken all necessary corporate action to increase the size of the Board to seven persons and shall have appointed Omar Maden and three other individuals to be designated in writing by the Lender, in its sole discretion, through a written notice provided to Borrower, to serve as members of the Board;

               (m) Effective immediately following the Closing Date, Omar Maden shall have been elected by the Board to serve as the Chief Executive Officer of Borrower; and

               (n) Borrower's intended use of the proceeds from the Advance shall be acceptable to the Lender in its sole discretion;

provided, that the Lender agrees to waive the conditions precedent contained in paragraphs (e), (f), (g), (h), (i), (j) and (n) of this Section 3.1 with respect to the first $100,000 of the Initial Advance, which amount shall be provided to Borrower at the Closing Date.

               Notwithstanding the provisions of Section 3.1(n), the parties hereto agree and acknowledge that all certificates required pursuant to this
Section 3.1 to be delivered to the Lender by either the Chief Executive Officer or the Chief Financial Officer of Borrower shall be prepared and executed by the individual(s) serving in such capacities on or immediately prior to the Closing Date.

        3.2    CONDITIONS TO EACH ADVANCE

               (a) The obligation of the Lender to make any Advance requested to be made or issued on any date (excluding the Initial Advance, which is governed by Section 3.1 hereof), is subject to the satisfaction, in the sole judgment of the Lender, of the following conditions precedent:

                      (i) Lender shall have received a Borrowing Notice;

                      (ii) each of the representations and warranties of Borrower contained in this Agreement will, except as contemplated by this Agreement, be true and correct in all material respects (except that representations and warranties which are qualified as to materiality or as to absence of Material Adverse Effect upon Borrower will be true and correct in all respects) at the Closing Date with the same effect as though made on that date (unless a representation and warranty refers to a specific earlier date, in which case it will have been true and correct in all material respects at that earlier date);

                      (iii) Borrower shall not be in violation of any covenant hereunder;

                      (iv) no Default or Event of Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advance requested to be on such date;

                      (v) immediately after giving effect to such Advance, the aggregate outstanding principal amount of Advances shall not exceed the Facility Cap; and

                      (vi) Borrower's intended use of the proceeds from the Advance shall be acceptable to the Lender in its sole discretion.

               (b) The delivery by Borrower of a Borrowing Notice shall constitute a representation and warranty by Borrower as of the date of such Advance that the conditions contained in this Section 3.2 (other than Section 3.2(a)(i) and 3.2(a)(vi)) have been satisfied.

IV.     REPRESENTATIONS AND WARRANTIES

               The Borrower represents and warrants, as of the date hereof and as of the date of each Advance (which representations and warranties shall survive the delivery of this Agreement and the making of the Advances), as follows:


        4.1    ORGANIZATION AND AUTHORITY

               (a) Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

               (b) Borrower (i) has all requisite power and authority to own its properties and assets and to carry on its business as now being conducted and as contemplated in the Loan Documents, and (ii) is duly qualified to do business in every jurisdiction in which Borrower is required to be so registered or qualified, except where Borrower's failure so to register or qualify would not, in the aggregate, be reasonably likely to have a Material Adverse Effect.

               (c) Borrower has all requisite power and authority to execute, deliver and perform this Agreement and the other Loan Documents to which it is a party and to borrow hereunder.

               (d) When executed and delivered, each of the Loan Documents will constitute the legal, valid and binding obligation of the Borrower, enforceable against Borrower in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors' rights generally and to the effect of general principles of equity which may limit the availability of equitable remedies (whether in a proceeding at law or in equity).

               (e) When issued and delivered to the Lender as contemplated by this Agreement, the Note will evidence a valid and binding obligation of the Borrower, and will be enforceable against the Borrower in accordance with its terms. A number of Conversion Shares equal to the quotient of the Facility Cap and the Conversion Price, as adjusted (the "Maximum Conversion Shares"), have been, or will have been prior to the Closing Date, reserved for issuance and, when issued upon conversion of the Note, those shares will be duly authorized and issued, fully paid and non-assessable, and will not be subject to, or have been issued in violation of, pre-emptive rights of any shareholders of the Borrower or any other persons.

        4.2    LOAN DOCUMENTS

               The execution, delivery and performance by Borrower of each of the Loan Documents:

               (a) have been duly authorized by all requisite corporate action of Borrower for the lawful execution, delivery and performance thereof, except that under applicable Nasdaq rules, the Borrower's shareholders may be required to approve the making of the Note and the issuance of the Conversion Shares upon conversion of the Note;

               (b) assuming that either (x) Borrower has obtained a waiver from Nasdaq pursuant to Nasdaq Rule 4350(i)(2) or (y) the shareholder approval described in subparagraph (a) above either is not required or has been obtained, do not violate any provisions of (i) applicable law, rule, regulation or tariff, (ii) any order of any court or other Governmental Authority binding on Borrower or any of its properties or
(iii) the certificate of incorporation, bylaws or any other equivalent governing agreement of Borrower;

               (c) will not be in conflict with, result in a breach of or constitute an event of default, or an event which, with notice or lapse of time, or both, would constitute an event of default, under any indenture, agreement, or other instrument to which Borrower is a party, or by which the properties or assets of Borrower are bound, the effect of which would be reasonably likely to have a Material Adverse Effect; and

               (d) will not result in the creation or imposition of any Lien of any nature whatsoever upon any of the properties or assets of Borrower.

        4.3    CAPITALIZATION

               The only authorized stock of the Borrower is 20,000,000 shares of Common Stock and 1,000,000 shares of preferred stock. Schedule 4.3 contains a complete description of the Borrower's capitalization as of the date hereof. All shares shown on Schedule 4.3 as issued and outstanding as of the date hereof have been duly authorized and issued and are fully paid and non-assessable and are not subject to any pre-emptive rights. Except as shown on Schedule 4.3, the Borrower has not issued any options, warrants or other securities convertible into or exchangeable Common Stock or other securities, and is not a party to any other agreements, which require, or upon the passage of time, the payment of money or the occurrence of any other event may require, the Borrower to issue or sell any of its stock.

        4.4    SUBSIDIARIES

               As of the Closing Date, the Borrower has no Subsidiaries other than those Persons listed as Subsidiaries on Schedule 4.4. Schedule 4.4 states as of the date hereof the authorized and issued capitalization of each Subsidiary listed thereon, the number of shares or other equity interests of each class of capital stock or interest issued and outstanding of each such Subsidiary and the number and/or percentage of outstanding shares or other equity interest (including options, warrants and other rights to acquire any interest) of each such class of capital stock or equity interest owned by Borrower or by any such Subsidiary. The outstanding shares or other equity interests of each such Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and the Borrower and each such Subsidiary own beneficially and of record all the shares and other interests it is listed as owning on such Schedule 4.4, free and clear of any Lien.

        4.5    OWNERSHIP INTERESTS

               Borrower neither owns a majority interest in nor participates as a greater than 50% partner in any joint venture, partnership or similar arrangements with, any Person other than the Persons listed on Schedule 4.4 or as otherwise permitted under this Agreement.

        4.6    ASSETS

               The assets of the Company and its Subsidiaries constitute, in the aggregate, all the material assets (including, but not limited to, Intellectual Property) used in or necessary to the conduct of their businesses as such businesses are currently being conducted.

        4.7    TITLE TO PROPERTIES

               Borrower has title to all of its personal properties, subject to no transfer restrictions or Liens of any kind, except for the restrictions described on Schedule 4.7 and Permitted Liens and except as would not have a Material Adverse Effect. Borrower is in compliance in all respects with each lease to which Borrower is a party or otherwise bound except as would not have a Material Adverse Effect. Borrower represents that it has no knowledge of any Lien or transfer restriction upon its personal properties other than Permitted Liens and those matters listed on Schedule 4.7, and specifically represents that it is aware of no tax or judgment lien that would have a Material Adverse Effect.

        4.8    OTHER AGREEMENTS

               Except as disclosed on Schedule 4.8, Borrower is not:

               (a) a party to any judgment, order, decree or any agreement or instrument or subject to restrictions materially adversely affecting the ability of Borrower to observe the covenants and agreements contained herein or in any other Loan Document or to pay the Obligations; or

               (b) in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which Borrower is a party, which default has, or if not remedied within any applicable grace period would reasonably be likely to have, a Material Adverse Effect.

        4.9    LITIGATION

               There is no action, suit, proceeding or investigation pending or, to Borrower's knowledge, currently threatened against Borrower that challenges the validity of this Agreement or any of the other Loan Documents or the right of Borrower to enter into it or them or to deliver the Conversion Shares or the Warrant Shares as provided hereunder or thereunder, or to consummate the transactions contemplated hereby or thereby, or that reasonably would be expected to result, either individually or in the aggregate, in any Material Adverse Effect. Borrower is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality that reasonably would be expected to have a Material Adverse Effect. There is no action, suit, proceeding or investigation by Borrower currently pending or which Borrower or any of its Subsidiaries intends to initiate, that would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.

        4.10   NO CONSENTS

               Except as set forth on Schedule 4.10, neither the business or properties of the Borrower, nor any relationship between Borrower and any other Person, nor any circumstance in connection with the execution, delivery and performance of this Agreement and the other Loan

Documents and the transactions contemplated hereby and thereby, is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person on the part of Borrower as a condition to the execution, delivery and performance of, or consummation of the transactions contemplated by, this Agreement or the other Loan Documents by the Borrower.

        4.11   HAZARDOUS MATERIALS

               Borrower is in compliance in all material respects with all applicable Environmental Laws, and Borrower has not been notified of any action, suit, proceeding or investigation which challenges Borrower's compliance with any Environmental Laws, or which seeks to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Hazardous Substance, and which individually or in the aggregate has caused or is reasonably likely to cause a Material Adverse Effect.

        4.12   TAX RETURNS

               Borrower has filed all federal and other material tax returns and all reports which are required by law to be filed by it and has paid all material taxes, assessments, fees and other governmental charges that are due and payable as shown on said returns, except for those being contested in good faith and for which there is an adequate reserve. The provisions for taxes on the books of the Borrower are adequate for all years not closed by applicable statutes, and for its current fiscal year, and Borrower has no knowledge of any material deficiency or additional material assessment in connection therewith not provided for on its books.

        4.13   FINANCIAL STATEMENTS AND COMPANY REPORTS

               (a) Since April 30, 1994, the Borrower has filed with the SEC all forms, statements, reports and documents it has been required to file under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or the rules under either of them (collectively, the "SEC Filings").

               (b) The Borrower's Annual Report on Form 10-KSB for the year ended December 31, 1999 (the "Form 10-K") and its Quarterly Report on Form 10-QSB for the period ended September 30, 2000 (the "September 10-Q") which were filed with the SEC, including the documents incorporated by reference in each of them, each contained all the information required to be included in it and, when it was filed, did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading. Without limiting what is said in the preceding sentence, the financial statements included in the Form 10-K all were prepared, and the financial information included in the September 10-Q was derived from financial statements which were prepared, in accordance with United States GAAP applied on a consistent basis (except that financial information included in the September 10-Q does not contain notes and is subject to normal year end adjustments) and present fairly the consolidated financial condition and the consolidated results of operations of the Company and its subsidiaries at the dates, and for the periods, to which they relate. The Company has not filed any reports with the Securities and Exchange Commission with regard to any period which ended, or any event which occurred, after September 30, 2000.

               (c) As of the Closing Date, and except as set forth on Schedule
4.13 (but for this purpose, assuming that the Initial Advance and the other transactions contemplated by this Agreement and the other Loan Documents have occurred), since September 30, 2000, there has been no change in the condition, financial or otherwise, of the Borrower as shown on the consolidated balance sheet as of such date, except changes in the ordinary course of business, none of which individually or in the aggregate constitutes a Material Adverse Effect. As of the Closing Date, Borrower has no material liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) that are not either reflected or reserved against on the unaudited consolidated balance sheet of the Borrower as at September 30, 2000, or incurred in the ordinary course of the business of the Borrower subsequent to the date thereof.

               (d) The cash flow projections of the Borrower and the pro forma balance sheet of Borrower and its Subsidiaries as of the Closing Date, copies of which have been delivered to the Lender, were prepared by the Chief Financial Officer of Borrower, are based on underlying assumptions which the Borrower believes provide as of the Closing Date a reasonable basis for the projections contained therein and reflect Borrower's judgment as of the Closing Date, based on circumstances as of the Closing Date, of the most likely set of conditions and course of action for the period, it being recognized by the Lender that such projections and pro forma financial information are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results or pro forma financial information and that such differences may be material.

        4.14   COMPLIANCE WITH LAW; ACCURACY OF FILINGS

               The Borrower is in compliance in all material respects with all laws, statutes, rules, regulations, ordinances and tariffs applicable to its business, assets and operations, and Borrower is not in violation of any order of any court, or other Governmental Authority or arbitration board or tribunal which individually or in the aggregate is likely to cause a Material Adverse Effect.

        4.15   ERISA

               Borrower has not received any notice that it is not in full compliance with any of the requirements of ERISA, and the Borrower (a) has not engaged in any Prohibited Transactions as defined in Section 406 of ERISA and
Section 4975 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, (b) has not failed to meet all applicable minimum funding requirements under Section 302 of ERISA in respect of its plans and no funding requirements have been postponed or delayed, (c) has no knowledge of any event or occurrence which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Title IV of ERISA to terminate any of the employee benefit plans, (d) has no fiduciary responsibility for investments with respect to any plan existing for the benefit of Persons other than its employees or former employees or (e) has not withdrawn, completely or partially, from any multi-employer pension plans so as to incur liability under the Multi-Employer Pension Plan Amendments of 1980, each of which matters set forth in the above clauses of this Section 4.15, individually or in the aggregate, has not caused or is not reasonably likely to cause a Material Adverse Effect. There exists no event described in Section 4043 of ERISA, excluding Subsections 4043(b)(2) and 4043(b)(3) thereof, for which the thirty (30) day notice period contained in 12 C.F.R. Section 2615.3 has not been waived.

        4.16   LICENSES AND PERMITS

               Except as disclosed on Schedule 4.16, Borrower (a) is in compliance with and (b) has procured and is now in possession of, all material licenses and permits required by any applicable federal, state or local law or regulation for the operation of its business in each jurisdiction wherein it is now conducting business and where the failure to procure such licenses or permits would have a Material Adverse Effect.

        4.17   NO DEFAULT

               There does not exist any Default or Event of Default hereunder or under any other Loan Document.

        4.18   NO LABOR DISPUTES

               Borrower is not involved in any labor dispute, and there are no strikes or walkouts or union organization of any employees of Borrower or any of its Subsidiaries threatened or in existence and no labor contract is scheduled to expire during the Term which individually or in the aggregate has caused or is reasonably likely to have a Material Adverse Effect.

        4.19   INTELLECTUAL PROPERTY/NON-DISCLOSURE AGREEMENTS

               Except, in each case, as set forth on Schedule 4.19:

                      (a) (i) Borrower and each Subsidiary of Borrower owns, free and clear of liens, security interests, pledges, charges, leases, options, rights of first refusal to purchase or license, encumbrances, claims, orders, arbitration awards or any other restrictions of any kind or character, or licenses or otherwise possesses valid and enforceable rights to use the Software and all other Intellectual Property that is used in the business of Borrower and its Subsidiaries.


                      (ii) Except as would not be materially adverse to the business of Borrower or any Subsidiary of Borrower, Borrower and its Subsidiaries have taken reasonable steps to protect the Software and their Intellectual Property. Borrower has registered the copyrights in the current and all prior versions of the Software at the United States Copyright Office and has provided true and correct copies of the filed applications and certificates to the Lender. There is no litigation pending or, to the knowledge of Borrower or any Subsidiary of Borrower, threatened or any written claim from any person challenging the ownership, use, validity or enforceability of the Software or any other Intellectual Property, nor is there any basis for the assertion of any such claim or challenge.

                      (iii) No material patent, trademark, service mark, copyright, trade secret, computer software or other intellectual property right other than the Intellectual Property set forth on Schedule 4.19 is necessary to conduct the businesses of Borrower and its Subsidiaries as presently conducted.

               (b) Schedule 4.19(b) lists all (i) patents, patent applications, registered and unregistered trademarks, trade names and service marks, and registered copyrights and material unregistered copyrights owned by Borrower included in the Intellectual Property, including the jurisdictions in which each such item of Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) licenses and value added reseller agreements in effect with respect to the Software, and (iii) licenses, sublicenses and other agreements as to which Borrower and any Borrower Subsidiary are a party and pursuant to which Borrower and its Subsidiaries are authorized to use any third party patents, trademarks or copyrights, including software ("Third Party Intellectual Property Rights") that are incorporated in, are or form a part of the Software or any other product of Borrower and any of its Subsidiaries.

                      (c) (i) Except as set forth in Schedule 4.19(c), there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of Borrower or any such Subsidiary, any trade secret material to Borrower or its Subsidiaries, or any Intellectual Property right of any third party to the extent licensed by or through Borrower or its Subsidiaries, by any employee of Borrower or any Borrower Subsidiary or any third party for whom Borrower is responsible. Except as set forth in Schedule 4.19(c), there are no royalties, fees or other payments payable by Borrower or its Subsidiaries to any person by reason of the ownership, use, sale or disposition of Intellectual Property.

                      (ii) Except as set forth in Schedule 4.19(c), there has been no prior use of Borrower's registered trademarks or material unregistered trademarks by any third party that would confer upon said third party superior rights in such trademarks. Borrower and its Subsidiaries have taken all necessary steps to adequately police the trademarks against third party infringement, and the trademarks registered in the United States and in other jurisdictions where Borrower or its Subsidiaries are doing business have been continuously used in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates or any amendment, supplement or office action related thereto.

               (d) Borrower and its Subsidiaries are not, nor will they be as a result of the execution and delivery of this Agreement or the performance of their obligations under this Agreement, in breach of any material license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights, and the execution and delivery of this Agreement or the performance of the obligations under this Agreement by Borrower and its Subsidiaries will not result in the loss or impairment of, or give rise to any right of any third party to terminate, any of Borrower's or any of its Subsidiaries' rights to own any of its Intellectual Property or their respective rights under any material license agreements, nor require the consent of any Governmental Authority or third party in respect of any such Intellectual Property.

               (e) Borrower and its Subsidiaries (i) have no knowledge (including knowledge of any litigation pending or threatened or any written claim from any person) or reason to believe that the conduct of their businesses infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party; and (ii) have not advised any third party that such third party may be infringing any Intellectual Property or breaching any license or agreement involving Intellectual Property and have not brought or threatened any claim against such third party for such conduct.

               (f) The Software owned or purported to be owned by Borrower or any of its Subsidiaries, was either (i) developed by employees of Borrower or any of its Subsidiaries within the scope of their employment; (ii) developed by independent contractors or consultants who have assigned their rights to Borrower or any of its Subsidiaries pursuant to written agreements; or (iii) otherwise acquired by Borrower or its Subsidiary from a third party.

               (g) Except as disclosed on Schedule 4.19(g), all employees and independent contractors and consultants of Borrower and its Subsidiaries have executed and delivered to Borrower or its Subsidiaries, as the case may be, a proprietary information and inventions agreement irrevocably transferring or assigning to Borrower or its Subsidiaries all rights to the Software and any other Intellectual Property arising from services performed for Borrower or its Subsidiaries by such persons.

               (h) Except as disclosed on Schedule 4.19(h), Borrower and its Subsidiaries have obtained or entered into written agreements with their employees and with third parties, in transactions deemed appropriate, in connection with the disclosure to or use or appropriation by, employees and third parties, of trade secrets or proprietary information owned by Borrower and its Subsidiaries and not otherwise protected by a patent, a patent application, copyright, trademark, or other registration or legal scheme ("Borrower Confidential Information"), and do not know of any situation involving such employee or third party use, disclosure or appropriation of Borrower Confidential Information where the lack of such a written agreement is likely to result in any Material Adverse Effect. Except as set forth in Schedule 4.19(h), neither Borrower nor any of its Subsidiaries has furnished the source code of the Software or any of their other software products to any third party, deposited any such source code in escrow or otherwise provided access to such source code to any third party.

        4.20   EXISTING INDEBTEDNESS

               Except as set forth on Schedule 4.20, and as otherwise permitted hereunder, Borrower has no outstanding Indebtedness nor is Borrower subject to any mortgage, note, indenture or guarantee evidencing Indebtedness of Borrower. Borrower has performed all obligations required to be performed by it prior to and including the date hereof in connection with such Indebtedness, and no event of default exists on the date hereof under the documents evidencing such Indebtedness which if not performed would reasonably be likely to have a Material Adverse Effect.

        4.21   ABSENCE OF CHANGES

               As of the Closing Date, and other than as set forth on Schedule 4.21, there has not been since September 30, 2000:

               (a) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the business, properties or financial condition of Borrower;

               (b) any waiver or compromise by Borrower of a material debt owed to it, except in the ordinary course of business;

               (c) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Borrower, except in the ordinary course of business;

               (d) any material change to a material contract or agreement by which Borrower or any of its assets is bound or subject, except in the ordinary course of business;

               (e) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder, except in the ordinary course of business and that is not material to the business, properties or financial condition of Borrower;

               (f) any material resignation or termination of employment of any officer or key employee of Borrower; and Borrower is not aware of any impending resignation or termination of employment of any such officer or key employee;

               (g) any material mortgage, pledge, transfer of a security interest in, or lien, created by Borrower, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

               (h) any loans or guarantees made by Borrower to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

               (i) any declaration, setting aside for payment or other distribution in respect to any of Borrower's capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by Borrower;

               (j) any declaration or payment of any dividend or other distribution of the assets of Borrower;

               (k) to Borrower's knowledge, any other event or condition of any character that would reasonably be expected to materially and adversely affect the business, properties or financial condition of Borrower; or

               (l) any arrangement or commitment by Borrower to do any of the things described in this Section 4.21.

        4.22   AGREEMENTS; ACTION

               Except as contained in employment agreements entered in the ordinary course of business or as disclosed on Schedule 4.22 or as permitted by
Section 6.6 hereof, there are no material agreements, understandings or proposed transactions between Borrower and any of its officers, directors, affiliates, or any affiliate thereof.


        4.23   NO CONFLICT OF INTEREST

               Except as permitted under this Agreement or as disclosed on
Schedule 4.23, Borrower is not indebted, directly or indirectly, to any of its officers or directors or to their respective spouses or children, in any amount whatsoever other than in connection with expenses or advances of expenses incurred in the ordinary course of business or relocation expenses of employees or any other ordinary course expenses or advances. Except as permitted under this Agreement, none of Borrower's officers or directors, or any members of their immediate families, are, directly or indirectly, indebted to Borrower (other than in connection with purchases of Borrower's stock) or to Borrower's knowledge have any direct or indirect ownership interest in any firm or corporation with which Borrower is affiliated or with which Borrower has a business relationship, or any firm or corporation which competes with Borrower except that officers, directors of Borrower may own stock in (but not exceeding two percent of the outstanding capital stock of) any publicly traded company that may compete with Borrower. Except as disclosed on Schedule 4.23 or as permitted under this Agreement, none of Borrower's officers or directors or any members of their immediate families are, directly or indirectly, a party to any material contract with Borrower, with the exception of employment-related agreements. Borrower is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation, except as disclosed on Schedule 4.23 or as permitted under this Agreement.


        4.24   INSURANCE

               Borrower has in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed and to conduct its business as currently conducted.


        4.25   MARGIN REGULATIONS

               Borrower is not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance will be used for "purchasing" or "carrying" "margin stock" as defined in said Regulation U.


        4.26   INVESTMENT COMPANY ACT

               Borrower is not an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such an "investment company."


        4.27   DISCLOSURE

               No representation or warranty made by the Borrower in this Agreement or in any other Loan Document contains any untrue statement of material fact or omits to state any fact necessary to make the statements herein or therein not materially misleading. There is no fact known to Borrower which Borrower has not disclosed to the Lender in writing which would be reasonably likely to materially adversely affect the financial condition, operations, business or assets of the Borrower.


V.      AFFIRMATIVE COVENANTS


               The Borrower covenants and agrees, that it shall, until such time as (i) Borrower has made payment in full of the Obligations, and (ii) this Agreement has been terminated in accordance with its terms:


        5.1    FINANCIAL STATEMENTS, REPORTS AND OTHER INFORMATION

               (a) Furnish to the Lender, as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower, consolidated financial statements of Borrower and its Subsidiaries consisting of an audited balance sheet, and the notes thereto, and the related audited statements of income, retained earnings and cash flows for such fiscal year, in each case setting forth comparative consolidated figures for the preceding fiscal year, and in the case of the audited consolidated financial statements a certificate of such auditors stating that they have obtained no knowledge of any Default or Event of Default which has occurred and is continuing or, if in the opinion of such auditors such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof.

               (b) Furnish to the Lender, as soon as available and in any event within forty-five (45) days after the end of each of the first three fiscal quarters of the Borrower, (i) consolidated unaudited financial statements of Borrower and its Subsidiaries consisting of a balance sheet and the related statements of income, retained earnings and cash flows as at the end of and for such fiscal quarter and for the period from the beginning of the fiscal year to the end of such quarter, all prepared in accordance with GAAP applied on a basis consistent with prior periods, subject to normal year end adjustments and the absence of footnotes, accompanied by a certificate of the chief financial officer or controller of Borrower to the effect that (A) such financial statements present fairly in all material respects the financial position of Borrower and its Subsidiaries as at the end of such fiscal quarter and the results of their operations for such fiscal quarter in accordance with GAAP applied on a basis consistent with prior periods, subject to normal year end adjustments and the absence of footnotes, and (B) no Default or Event of Default has occurred during such fiscal quarter or, if any such Default or Event of Default has occurred and is continuing, specifying the nature thereof and the steps that the Borrower is taking to remedy such situation, and (ii) a list of all of its existing Subsidiaries as at such quarterly report, specifically indicating any newly formed Subsidiary since the past reporting period hereunder.

               (c) Furnish to the Lender, as soon as available and in any event within thirty (30) days after the end of each monthly accounting period of each fiscal year (other than the last monthly accounting period for such fiscal year), monthly reports of Borrower and its Subsidiaries consisting of a consolidated balance sheet and the related consolidated statements of income, retained earnings and cash flows for such monthly accounting periods, setting forth comparative figures for the corresponding period of the previous year, and accompanied by a certificate of the chief financial officer of Borrower to the effect that (i) such financial statements present fairly in all material respects the financial position of Borrower and its Subsidiaries as at the end of such month and the results of their operations for such month, and (ii) no Default or Event of Default has occurred during such month or, if any such Default or Event of Default has occurred and is continuing, specifying the nature thereof and the steps that the Borrower is taking to remedy such situation.

               (d) Furnish to the Lender as soon as available, and in any event within ten (10) days after the issuance thereof, copies of such financial statements (other than those required to be delivered pursuant to this Section 5.1), reports and returns as Borrower shall send to its shareholders; provided, however, that, for purposes of meeting the requirements of this Section 5.1(d), Borrower shall only be required to deliver such reports and returns which are of a nature which are typically delivered to shareholders.

               (e) Promptly notify the Lender in writing of any pending or threatened litigation, suit or administrative proceeding affecting Borrower, whether or not the claim is covered by insurance, which reasonably is likely to materially and adversely affect the business, assets, operations or financial condition of Borrower.

               (f) Promptly, and in any event within three (3) Business Days after the Borrower obtains knowledge thereof, notify the Lender of the occurrence of any event which constitutes a Default or an Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto.

               (g) Furnish to the Lender such additional information as the Lender may reasonably request from time to time including, without limitation, copies of the written consent of Informix Software, Inc. and each other Person whose consent Borrower is required to obtain in connection with the execution, delivery and performance of this Agreement and the other Loan Documents including, without limitation, the Conditional Assignment.

        5.2    PAYMENT OF OBLIGATIONS

               Make full and timely payment of the principal of and interest on the Advances and all other Obligations.


        5.3    CONDUCT OF BUSINESS AND MAINTENANCE OF EXISTENCE AND ASSETS

               (a) Conduct its business in the ordinary course and in a manner consistent with good business practices customary to the industry, and engage principally in the same or similar lines of business substantially as heretofore conducted, and maintain all of its material properties and equipment used or useful in its business in good working order and condition (normal wear and tear excepted and except as may be disposed of in the ordinary course of business and in accordance with the terms of this Agreement), including, without limitation, all material Intellectual Property.

               (b) Keep in full force and effect its existence and all material rights, licenses, leases, powers, franchises and permits, and maintain its license or qualification to do business as a foreign corporation and good standing in each jurisdiction in which the ownership or lease of property or the nature of its business makes such license or qualification necessary and failure to maintain such license or qualification would be, in the aggregate, reasonably likely to have a Material Adverse Effect.


        5.4    COMPLIANCE WITH LAW; PAYMENT OF TAXES

               Comply with all applicable laws, statutes, rules, regulations, ordinances and tariffs of any applicable Governmental Authority with respect to the conduct of its business except for such noncompliance as would not have a Material Adverse Effect, and pay all taxes, assessments, governmental charges, claims for labor, supplies, rent and any other obligation or liability which, if unpaid, might become a Lien against any of its properties not otherwise permitted pursuant to Section 6.2, except liabilities being contested in good faith and against which adequate reserves have been established.



        5.5    INSURANCE

               Keep all of its insurable, material properties adequately insured in all material respects at all times against loss or damage by fire and other hazards as are customarily insured against by businesses engaging in activities similar to those of the Borrower or owning assets similar to those of the Borrower; maintain general public liability insurance at all times against liability on account of damage to persons and property having such limits, deductibles, exclusions and co-insurance and other provisions as are customary in Borrower's industry for similarly situated companies, and maintain insurance under and as required by all applicable workers' compensation laws.

        5.6    TRUE BOOKS

               Keep true books of record and account in accordance with commercially reasonable business practices in which full, true and correct entries are made of all of its dealings and transactions in all material respects, and set up and maintain on its books such reserves as may be required by GAAP with respect to doubtful accounts and all taxes, assessments, charges, levies and claims and with respect to its business in general, and include such reserves in its quarterly as well as year end financial statements.



        5.7    INSPECTION; PERIODIC AUDITS

               Permit the representatives of the Lender, at the expense of the Borrower, to visit and inspect any of the offices or properties of Borrower to examine or audit all of their books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their affairs, finances and accounts with their officers and independent public accountants (and by this provision Borrower authorizes said accountants to discuss the affairs, finances and accounts of Borrower), during normal business hours, upon reasonable notice to an Authorized Officer and as often as reasonably may be requested. Without limiting the foregoing, Borrower shall pay such fees as may be determined by Lender in its discretion in connection with an audit of Borrower or its Subsidiaries which may be conducted by or on behalf of Lender not more than once per year, except that after the occurrence and during the continuation of an Event of Default such limitation upon audits shall not apply.


        5.8    FURTHER ASSURANCES; ADDITIONAL DOCUMENTATION

               (a) At its cost and expense, duly execute and deliver to the Lender from time to time, promptly, but in no event later than twenty (20) days after the Lender's demand therefor, such further agreements, statements, assignments and transfers, or instructions or documents and such other instruments as the Lender reasonably may request, in order that the full intent of this Agreement and the other Loan Documents may be effectuated.

               (b) Execute any and all documents, instruments and agreements as Lender may request in order to effect a refinancing of the Loans hereunder with Lender or with an Affiliate of Lender, on substantially the same terms (and on the same economic terms) as are set forth herein and at no cost, fee or expense to Borrower.


        5.9    MAINTAIN GOODWILL

               Take all reasonable steps to maintain the goodwill of its business and, except as may be requested by the Lender, the continued employment of Borrower's executive officers and other employees.


        5.10   USE OF PROCEEDS

               Use the proceeds of the Advances in accordance with the intended uses stated in the applicable Borrowing Notices.



        5.11   ENFORCEABILITY OF AND COMPLIANCE WITH COVENANTS IN LOAN DOCUMENTS

               Take all necessary and appropriate actions at the request of the Lender to ensure that (i) each other Loan Document is and remains enforceable against the parties thereto (other than the Lender) in accordance with its terms and (ii) Borrower complies with each of its covenants in each Loan Document in all material respects.

        5.12   RESERVATION OF CONVERSION SHARES

               Borrower shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Note, such number of its shares of Common Stock as shall be equal to the Maximum Conversion Shares. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of the aggregate amount of Advances then outstanding, together with accrued but unpaid interest thereon, Borrower will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.


        5.13   PROXY STATEMENT AND SHAREHOLDERS MEETING

               (a) If issuance of the Conversion Shares upon conversion of the Note requires approval of Borrower's shareholders under any Nasdaq rule or other applicable law or regulation, and such requirement is not waived by Nasdaq or the Governmental Authority administering such other applicable law or regulation, Borrower will cause a meeting of its shareholders (the "Shareholders Meeting") to be held within six months after the date of this Agreement at which Borrower's shareholders will be asked to vote upon a proposal to approve the issuance of shares of the Conversion Shares upon conversion of the Notes. Borrower will (i) cause a proxy statement (the "Proxy Statement") relating to the Shareholders Meeting to be filed with the SEC not less than 60 days before the scheduled date of the Shareholders Meeting, (ii) use its best efforts to cause review of the Proxy Statement by the SEC staff to be completed as promptly as practicable, (iii) describe in the Proxy Statement the recommendation of its Board of Directors that the shareholders approve the issuance of Conversion Shares upon conversion of the Note, (iv) as promptly as practicable, and in any event within 10 days after Borrower is informed that the SEC staff has no further comments about the Proxy Statement, cause the Proxy Statement to be mailed to its shareholders and (v) cause the Shareholders Meeting to be held not later than the scheduled date of the Shareholders Meeting or such later day as is the 20th business day after the day on which the Proxy Statement is mailed.

               (b) The Lender will supply to Borrower all information in the Lender's possession which Borrower is required to include in the Proxy Statement and in all other respects cooperate with Borrower in its efforts to file the Proxy Statement with the SEC and cause review of the Proxy Statement to be completed as promptly as practicable after it is filed with the SEC.

        5.14   ELECTION OF DIRECTORS.

               (a) Borrower agrees to take all necessary corporate action to (i) increase the size of the Board to seven persons, (ii) appoint Omar Maden and three other individuals to be designated in writing by the Lender, in its sole discretion, through a written notice provided to Borrower, each to serve as one of the seven members of the Board, and (iii) nominate and take all other necessary or desirable actions to ensure that such individual is re-elected to a new term of service at each successive meeting of Borrower's shareholders at which such individual's term as a director is set to expire in accordance with Borrower's governing documents, provided, however, that Borrower's obligations under this Section 5.14(a) shall expire at such time as this Agreement shall have been terminated and all Obligations under this Agreement and the Note have been repaid.
 .
               (b) Borrower agrees that its Board shall not act to remove any of the Lender's designees from the Board (with or without cause) unless such removal is made upon the written request of the Lender. The Lender agrees that, in the event Borrower's obligation under clause (a) above expires in accordance with the proviso contained in such clause, the Lender shall use its reasonable efforts to cause all of its designees who are no longer entitled to serve as a result of such expiration to resign from the Board.

               (c) Prior to any such expiration of Borrower's obligations under
(a) above, if any designee of the Lender for any reason shall cease to serve as a member of the Board, Borrower agrees to take all necessary or desirable actions to cause the resulting vacancy to be filled by an individual designated by the Lender.

        5.15   LISTING OF CONVERSION SHARES

               Borrower shall endeavor to authorize all Conversion Shares which may be issued upon conversion of the Note for quotation on the Nasdaq SmallCap Market (or such other automated quotation system or national securities exchange on which the Common Stock may become listed or quoted).


        5.16   COPYRIGHTS

               (a) Borrower agrees to file applications to register the Copyrights in the Software and all prior versions of the Software at the United States Copyright Office within ten Business Days of the date hereof and to provide true and correct copies of all such filings made to Lender's counsel within five Business Days thereafter. Borrower agrees to take all necessary steps to prosecute the applications for copyright registration and will provide Lender's counsel with the copyright registration numbers and copies of the accepted applications within ten Business Days after receipt thereof.

               (b) Until all Obligations have been paid in full and there exists no commitment by Lender that could give rise to any Obligations, Borrower will maintain, preserve and protect the Copyrights free of any conflict with the rights of any other person. Without limitation of the foregoing, Borrower shall have the duty (i) to pay all taxes, fees or other amounts necessary to maintain in full force and effect all of the Copyrights, (ii) to use its best efforts to defend the Copyrights and the Lender's security interest therein against all claims and demands of any persons who at any time shall claim the same or any other interest therein, and to pay, upon demand, all costs and expenses (including attorneys' fees and disbursements) that Lender incurs in connection therewith, (iii) to prosecute diligently any copyright application relating to the Copyrights pending as of the date hereof or thereafter until this Security Agreement is no longer in effect, (iv) to make application to register Copyrights that have not been registered but which may be registered, as appropriate, including to apply to register all additions or modifications or improvements to the Software, (v) to preserve and maintain all rights in copyright applications and registrations of the Copyrights, and (vi) to assist Lender in perfecting any security interests acquired by Lender pursuant to this Security Agreement, including, without limitation, filing and recording such new security agreements and other documents as may be required by Lender. Any expenses incurred in connection with such applications shall be borne by Borrower, and Lender shall have no obligation or liability to pay any taxes or fees, nor shall Lender have any duties in connection with applications or maintenance of rights in the Copyrights.


VI.     NEGATIVE COVENANTS


               The Borrower covenants and agrees, that it shall, until such time as (i) Borrower has made payment in full of the Obligations, and (ii) this Agreement has been terminated in accordance with its terms:


        6.1    INDEBTEDNESS

               The Borrower shall not create, incur, assume or suffer to exist any Indebtedness of Borrower, howsoever evidenced, except the following (collectively, "Permitted Indebtedness"):

               (a) Indebtedness under this Agreement and the other Loan
Documents,

               (b) any other Indebtedness existing as of the date hereof and set forth on Schedule 4.21;

               (c) Capitalized Lease Obligations of the Borrower and its Subsidiaries incurred by the Borrower or any of its Subsidiaries after the Closing Date and Indebtedness incurred pursuant to purchase money mortgages permitted by Section 6.2(f); provided that the aggregate amount of Indebtedness incurred pursuant to this clause (c) shall not exceed $250,000 at any time outstanding;

               (d) Intercompany Indebtedness by and among the Borrower and its Subsidiaries or by and among such Subsidiaries.

               (e) Indebtedness consisting of guaranties by the Borrower of leases permitted to be incurred by Wholly-Owned Subsidiaries;

        6.2    LIENS

               The Borrower shall not create, incur or suffer to exist any Lien upon or against any of its property or assets now owned or hereafter acquired, except the following (collectively, "Permitted Liens"):

               (a) Liens imposed by law for taxes, assessments or charges of any Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

               (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law or created in the ordinary course of business from the date of creation thereof for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

               (c) Liens incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers' compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness for borrowed money), statutory obligations, and other similar obligations or arising as a result of progress payments under government contracts;

               (d) easements (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, reservations, encroachments, variations and zoning and other restrictions, charges or encumbrances (whether or not recorded), which do not interfere materially with the ordinary conduct of the business of Borrower and which do not materially detract from the value of the property to which they attach or materially impair the use thereof to Borrower;

               (e) Liens arising from UCC financing statements regarding leases permitted by this Agreement;

               (f) purchase money Liens securing payables arising from the purchase by the Borrower or any of its Subsidiaries of any equipment or goods in the normal course of business; provided that such payables shall not constitute Indebtedness;

               (g) any interest or title of a lessor under any lease permitted by this Agreement;

               (h) Liens arising pursuant to purchase money mortgages relating to, or security interests securing Indebtedness representing, the purchase price or financing thereof of assets acquired by the Borrower or any of its Subsidiaries after the Closing Date;

               (i) Permitted Encumbrances;

               (j) Judgment liens not in excess of $5,000;

               (k) Leases, subleases or licenses granted to others that are not necessary in any material respect to the business of Borrower or any of its Subsidiaries; and

               (l) Liens securing Indebtedness not in excess of $250,000 at any time outstanding.

        6.3    CORPORATE GOVERNANCE ISSUES

               So long as the Note or any Conversion Shares issued upon conversion thereof are outstanding, without the prior written consent of the Lender, Borrower shall not now, and shall not agree to do any of the following at any future time:

               (a) create, issue or authorize the issuance of any other capital stock of the Borrower, or take any action resulting in a reclassification of any outstanding shares of capital stock into a new class or series of capital stock;

               (b) declare, pay or make any dividend or distribution on any shares of capital stock of Borrower (other than dividends or distributions payable in its stock, or split-ups or reclassifications of its stock), apply any of its funds, property or assets to the purchase, redemption or other retirement of any capital stock of the Borrower, or of any options to purchase or acquire any such shares of capital stock or otherwise make any payments to any stockholder of Borrower, in its capacity as such (or pay into or set funds aside for a sinking fund for such purpose), except that (1) any Subsidiary of the Borrower may pay cash dividends to the Borrower or to another Subsidiary of the Borrower, (2) Borrower may acquire or issue shares of any Common Stock solely in exchange for shares of any other stock of Borrower, and (3) Borrower may repurchase or redeem stock held by current or former employees, directors or consultants in connection with termination of employment or service as an employee, director or consultant pursuant to contractual repurchase rights or that is otherwise approved by the Borrower's Board of Directors;

               (c) enter into any agreement that would restrict Borrower's ability to (1) perform its obligations under this Agreement or any other Loan Document, or (B) repay its Obligations in full;

               (d) amend its certificate of incorporation or by-laws in any way;

               (e) issue any additional capital stock, except for capital stock issuable (x) under existing contractual arrangements in existence on the Closing Date, (y) upon the exercise of options and warrants outstanding as of the Closing Date or (z) upon conversion of the Note;

               (f) engage in (1) any merger, consolidation, business combination, reorganization or recapitalization of Borrower in which Borrower is not the surviving entity or in which the stockholders of Borrower immediately prior to such transaction own capital stock representing less than fifty percent (50%) of Borrower's voting power immediately after such transaction; or (2) a sale, lease or other disposition of all or substantially all of the assets of Borrower;

               (g) incur indebtedness through a commercial or debt financing transaction;

               (h) cause the numbers of Persons constituting the entire Board to exceed seven Persons.

               (i) sell, lease, transfer or otherwise dispose of any interest in any Subsidiary, any Intellectual Property or any other properties or assets (other than inventory or obsolete equipment or excess equipment no longer needed in the conduct of the business in the ordinary course of business);

               (j) hire any new employees or terminate any existing employees;

               (k) expend any funds, or contract to expend any funds, in excess of $3,000 other than with the prior written consent of the Lender;

               (l) take any corporate action, including, but not limited to, the filing of any proxy statement with the SEC, for the purpose of soliciting in any way or manner the consent or approval of its shareholders, with respect to any matter requiring the vote or approval of Borrower's shareholders, it being understood, however, that nothing in this paragraph shall prohibit Borrower from preparing and filing the Proxy Statement for the purpose of obtaining approval of the issuance of the Conversion Shares, as described in Section 5.13 hereof; or

               (m) liquidate, dissolve or wind up its operations.

        6.4    TRANSACTIONS WITH AFFILIATES

               The Borrower shall not purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction with, any Affiliate, except transactions entered into in the ordinary course of business, which are on an arm's-length basis on terms not less favorable than terms which would have been obtainable from a Person other than an Affiliate; provided, that the foregoing restrictions shall not apply to:

               (a) dividends permitted under Section 6.3;

               (b) transactions between the Borrower and its Subsidiaries to the extent otherwise expressly permitted under this Agreement;

               (c) employment arrangements (including arrangements made with respect to bonuses) entered into in the ordinary course of business with members of the Board and of the boards of directors of its Subsidiaries; and

               (d) transactions between the Borrower and the Lender in effect on the Closing Date (including pursuant to the other Loan Documents).

        6.5    REGARDING THE COPYRIGHTS

               (a) Borrower agrees not to sell or assign its interest in, or grant any license (other than those non-exclusive commercial licenses granted in the ordinary course of business) under, the Copyrights, without the prior written consent of the Lender.

               (b) Until the Obligations shall have been satisfied in full and there exists no commitment by the Lender which could give rise to any Obligations, Borrower agrees that it will not, without the prior written consent of the Lender, enter into any agreement (for example, a license agreement) which is inconsistent with Borrower's obligations under this Agreement or the other Loan Documents. Borrower further agrees that it will not take any action, or permit any action to be taken by others subject to its control, including licensees, or fail to take any action, that would materially adversely affect the validity or enforcement of the rights transferred to the Lender under this Agreement.


VII.    EVENTS OF DEFAULT


        The occurrence of any one or more of the following shall constitute an "Event of Default:"

               (a) failure by Borrower to pay any principal of or interest on the Obligations within five (5) Business Days of the date when due (whether on any payment date, at maturity, by reason of acceleration, by notice of intention to repay, by required repayment or otherwise) or failure to make any other payment, fee or charge provided for herein or in any other Loan Document within thirty (30) Business Days of the date when due;

               (b) any representation or warranty made or deemed made by Borrower in this Agreement or in any other Loan Document shall prove to have been false or misleading in any material respect on the date when made or deemed to have been made;

               (c) any failure by Borrower to perform, observe or comply with any covenant set forth in the Loan Documents and such failure shall continue unremediated for a period of at least forty-five (45) days after written notice by the Lender to the Borrower;

               (d) one or more judgments or decrees is rendered against Borrower or any of its Subsidiaries for an amount in excess of $10,000 in the case of any one such judgment or decree, and $50,000 or more in the aggregate for all such judgments and decrees for Borrower and its Subsidiaries (in each case, not paid or to the extent not covered by insurance), which are not satisfied, vacated, stayed, bonded pending appeal or discharged of record within sixty (60) days of the entry thereof;

               (e) any Indebtedness in excess of $10,000, of Borrower or any of its Subsidiaries shall be accelerated or declared to be due and payable prior to the final stated maturity thereof;

               (f) Borrower or any of its Subsidiaries files a petition under any insolvency statute, makes a general assignment for the benefit of its creditors, commences a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property, or files a petition or answer seeking reorganization or arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute;

               (g) a court of competent jurisdiction shall enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of Borrower or any of its Subsidiaries or of the whole or any substantial part of its properties and such order, judgment or decree shall continue unstayed and in effect for a period of sixty (60) days, or shall approve a petition filed against Borrower or any of its Subsidiaries seeking reorganization or arrangement or similar relief under the federal bankruptcy laws or any other applicable federal or state law or statute, which petition is not dismissed within sixty (60) days or, under the provisions of any other law for the relief or aid of debtors, a court of competent jurisdiction shall assume custody or control of Borrower or any of its Subsidiaries or of the whole or any substantial part of its properties, which control is not relinquished within sixty (60) days, or there is commenced against Borrower or any of its Subsidiaries any proceeding or petition seeking reorganization, arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute and the petition remains undismissed for a period of sixty (60) days, or Borrower or any of its Subsidiaries takes any action to indicate its consent to or approval of any such proceeding;

               (h) at the time of the Initial Advance, the Board does not include at least four individuals designated by the Lender (other than because the Lender fails to designate such individuals);

               (i) either (x) Borrower has not obtained a waiver from Nasdaq pursuant to Nasdaq Rule 4350(i)(2) or (y) Borrower's shareholders have not approved the issuance of the Maximum Conversion Shares upon conversion of the Note by July 15, 2001; or

               (j)    any Change of Control shall occur.


VIII.   LENDER'S RIGHTS AND REMEDIES AFTER DEFAULT

        8.1    RIGHTS AND REMEDIES

               Upon the occurrence of an Event of Default pursuant to Article VII(f) or (g) hereof with respect to the Borrower, Lender shall have no further obligation to make any additional Advances, all Obligations shall be immediately due and payable and this Agreement shall be deemed terminated. Upon the occurrence and continuation of any other Event of Default under Article VII hereof, at the option of the Lender, all Obligations shall be immediately due and payable, the Lender shall have no further obligation to make additional Advances, and the Lender shall have the right to terminate this Agreement, effective immediately upon giving notice of same to the Borrower. In any such event, the Lender shall have the right to exercise any and all other rights and remedies provided for herein, under the UCC and the Software Security Agreement, and at law or equity generally.

        8.2    LENDER'S DISCRETION

               The Lender shall have the right in its sole discretion to determine which rights or remedies the Lender may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of the Lender's rights hereunder.


        8.3    SETOFF

               In addition to any other rights which the Lender may have under applicable law, upon the occurrence of any Event of Default hereunder, the Lender shall have a right to apply any property of Borrower held by the Lender to reduce the Obligations.


        8.4    RIGHTS RELATED TO COPYRIGHTS

               The Lender shall have the right to:

               (a) Record the Copyright Assignment.

               (b) Operate, manage and control the business and equipment appurtenant to the Copyrights and collect all rents and revenues therefrom.

               (c) Sell, assign, or grant any license under, the Copyrights upon such terms and under such conditions as the Lender, in its sole discretion, may determine.

               (d) Sue for, collect and receive all income, royalties, damages and payments at any time due and/or payable under the Copyrights and any licenses thereunder.

               (e) Sue in its own name to enforce the Copyrights and any licenses thereunder, and, if the Lender shall commence any such suit, Borrower shall, at the request of the Lender, do any and all lawful acts and execute any and all proper documents required by the Lender in aid of such enforcement and Borrower shall promptly, upon demand, reimburse and indemnify the Lender for all costs and expenses incurred by the Lender in the exercise of its rights hereunder.


        8.5    POWER OF ATTORNEY

        Effective upon the occurrence of any Event of Default, Borrower hereby designates and appoints the Lender and its designees as attorney-in-fact of Borrower, irrevocably and with power of substitution, with authority to endorse Borrower's name on all applications, documents, papers and instruments necessary or desirable for the Lender in the use of the Copyrights; to take any other actions with respect to the Copyrights, as the Lender deems in the best interest of the Lender; to grant or issue exclusive or non-exclusive licenses under the Copyrights to any person; to assign, pledge, convey or otherwise transfer title in or dispose of the Copyrights to any person; and to perform all other acts necessary and advisable, in the sole discretion of the Lender, to carry out and enforce this Agreement and the Loan Documents. All acts of said attorney or designee are hereby ratified and approved by Borrower and said attorney or designee shall not be liable for any acts of commission or omission nor for any error of judgment or mistake of fact or law. This power of attorney is coupled with an interest and is irrevocable so long as any of the Obligations remain unpaid or unperformed or there exists any commitment by the Lender that could give rise to any Obligations.


        8.6    RIGHTS AND REMEDIES NOT EXCLUSIVE

               The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any right or remedy shall not preclude the exercise of any other right or remedies, all of which shall be cumulative and not alternative.


IX.     WAIVERS AND JUDICIAL PROCEEDINGS

        9.1    WAIVER OF NOTICE

               Borrower hereby waives notice of non-payment, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.


        9.2    DELAY

               No delay or omission on the Lender's part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any default.


        9.3    JURY WAIVER

               EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR EITHER OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT EITHER PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 9.3 WITH

ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.


X.      EFFECTIVE DATE AND TERMINATION

        10.1   TERM

               This Agreement shall become effective on the date hereof and shall continue in full force and effect until terminated by Lender upon the occurrence of an Event of Default or as otherwise provided in Section 10.2 (the "Termination Date").

        10.2   TERMINATION

               Borrower may terminate this Agreement at any time upon not less than thirty (30) days' prior written notice to the Lender and upon payment in full of the Obligations (other than any Obligations in respect of indemnification and expense reimbursement hereunder and under any other Loan Document to the extent such Obligations are not then due and payable). The termination of this Agreement shall not affect Borrower's or the Lender's rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all Obligations have been fully satisfied. Unless otherwise provided herein, all representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations (other than any Obligations in respect of indemnification and expense reimbursement hereunder and under any other Loan Document to the extent such Obligations are not then due and payable) are repaid or performed in full.

        10.3   SURVIVAL

               The obligations of the Borrower under Sections 2.5(g)(iii) and
11.5 hereof shall survive termination of this Agreement and the other Loan Documents and payment in full of the Obligations. Notwithstanding any provision of this Agreement to the contrary, the covenants and agreements of Borrower contained in Articles V and VI hereof shall survive until such time as (i) Borrower has made payment in full of the Obligations, and (ii) this Agreement has been terminated in accordance with its terms.


XI.     MISCELLANEOUS

        11.1   GOVERNING LAW; PROCESS; SUBMISSION TO JURISDICTION

               This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without giving effect to its conflict of laws rules. Any judicial proceeding brought by or against the Borrower with respect to any of the Obligations, this Agreement or any related agreement may be brought in any federal or state court of competent jurisdiction located in the Commonwealth of Virginia, and, by execution and delivery of this Agreement, Borrower accepts for itself and in connection with its properties, generally and unconditionally the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Borrower hereby waives personal service of process and consents that service of process upon it may be made by certified or registered mail, return receipt requested, at its address specified or determined in accordance with Section
11.6 hereof, and service so made shall be deemed completed on the third (3rd) Business Day after mailing. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of the Lender to bring proceedings against Borrower in the courts of any other jurisdiction having jurisdiction over Borrower. Borrower waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Any judicial proceedings by Borrower against the Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the Commonwealth of Virginia.

        11.2   ENTIRE UNDERSTANDING

               This Agreement and the other Loan Documents contain the entire understanding between the Borrower and the Lender and supersede that certain term sheet (including the Indemnification provisions contained therein) under cover of that certain letter dated January 19, 2001, between the Borrower and the Lender, and all other prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by Borrower and the Lender. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, canceled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Each party to this Agreement acknowledges that it has been advised by counsel in connection the execution of this Agreement and other Loan Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.


        11.3   SUCCESSORS AND ASSIGNS; NEW LENDERS; REGISTER

               (a) This Agreement shall inure to the benefit of the Lender, all future holders of the Note, and their respective successors and assigns. Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Lender.

               (b) The Lender may sell, assign or transfer all or any part of its rights under this Agreement and the other Loan Documents to an Eligible Transferee, provided that the Borrower is given notice of such sale pursuant to subsections (c) and (d) of this Section 11.3 and that the transferee agrees to perform the obligations of the transferor.

               (c) If the Lender sells or assigns all or a part of its rights hereunder or under the Note, any reference in this Agreement or the Note to the Lender shall thereafter refer to the Lender and to the respective assignee to the extent of their respective interests, and the respective assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights and benefits as it would if it were such assigning Lender. Each assignment pursuant to Section 11.3(b) shall be effected by the assigning Lender and the assignee Lender executing an Assignment and Agreement (the "Assignment and Assumption Agreement") reasonably acceptable in form and substance to the Lender and Borrower; provided that no such Assignment and Assumption Agreement shall be required if the assignment is made to an Eligible Transferee that is an Affiliate of the Lender. At the time of any assignment pursuant to Section 11.3(b), if any assignment occurs, the Borrower will issue new Notes to the respective assignee and to the assigning Lender. No transfer or assignment under
Section 11.3(b) will be effective until recorded by the Lender on the Register pursuant to Section 11.3(d). To the extent of any assignment pursuant to Section 11.3(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned commitment. To the extent that an assignment of all or any portion of a Lender's commitments and related outstanding Obligations pursuant to this Section 11.3(c) would, at the time of such participation or assignment, result in increased costs under Section 2 which exceed those being charged, if any, by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such excess increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes giving rise to such increased costs after the date of the respective assignment). The Lender and the Borrower agree to execute such documents (including without limitation amendments to this Agreement and the other Loan Documents) as shall be necessary to effect the foregoing.

               (d) The Borrower hereby designates the Lender to serve as the Borrower's agent, solely for purposed of this Section 11.3, to maintain a register (the "Register") on which it will record the commitment from time to time of each of the Lenders, the Advances made by each of the Lenders and each repayment in respect of the principal amount of, and interest on, the Advances of each Lender. Failure to make any such recordation, or any error in such recordation shall not affect the Borrower's obligations in respect of such Advances. With respect to the Lender, the transfer of the commitment of the Lender and the rights to the principal of, and interest on, any Advance made pursuant to such commitments shall not be effective until such transfer is recorded on the Register maintained by the Lender with respect to ownership of such commitment and Advances and prior to such recordation all amounts owing to the transferor with respect to such commitments and Advances shall remain owing to the transferor. The registration of assignment or transfer of all or part of any commitments and Advances shall be recorded by the Lender on the Register only upon the delivery to the Borrower of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 11.3; provided that if such assignment or transfer is to an Eligible Transferee that is an Affiliate of the Lender and no Assignment and Assumption Agreement is required under Section 11.3(c) hereof, such registration of the assignment or transfer shall be recorded by the Lender on the Register promptly following delivery of a notice (pursuant to the provisions of Section 11.6 hereof) of such assignment or transfer to Borrower. Coincident with the delivery of such an Assignment and Assumption Agreement (or notice, as the case may be) to the Borrower and registration of assignment or transfer of all or part of an Advance, or as soon thereafter as practicable, the Lender shall surrender the Note evidencing such Advance, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the Lender and/or the new Lender.


        11.4   APPLICATION OF PAYMENTS

               To the extent that Borrower makes a payment or the Lender receives any payment or for the Borrower's benefit, which is subsequently invalidated, determined to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment had not been received by the Lender.


        11.5   INDEMNITY

               The Borrower shall indemnify the Lender from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against the Lender in any litigation, proceeding or investigation instituted or conducted by any governmental agency or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement (other than any liability, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Lender as a result of it being a stockholder of the Borrower), whether or not the Lender is a party thereto, except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of the Lender.


        11.6   NOTICE

               Any notice or request hereunder shall be given to the Borrower or to the Lender at their respective addresses set forth below or at such other address as such Person may hereafter specify in a notice designated as a notice given in the manner required under this Section 11.6. Any notice or request hereunder shall be given by (a) hand delivery, (b) registered or certified mail, return receipt requested, (c) delivery by an internationally recognized overnight courier, (d) telex or telegram, subsequently confirmed by registered or certified mail, or (e) telefax to the number set forth below (or such other number as may hereafter be specified in a notice given in the manner required under this Section 11.6) with telephone communication to a duly authorized officer of the recipient confirming its receipt as subsequently confirmed by registered or certified mail. Notices and requests shall be deemed to have been given (x) in the case of those by mail or telegram, five (5) Business Days after being deposited in the mail or delivered to the telegraph office addresses as provided in this Section 11.6, (y) in the case of those by overnight courier, one (1) day after deposit with such courier, and (z) in the case of those given by telefax, upon receipt.

               (i)    If to the Lender:

                      Maden Tech Consulting, Inc
                      2110 Washington Boulevard, Suite 200
                      Arlington, VA 22204
                      Attention:  David R. Ford, Esq.

                      Telephone:  (703) 769-4576
                      FAX:  (703) 832-8343

               with a copy (which shall not constitute notice) to:

                      Hogan & Hartson L.L.P.
                      555 13th Street, N.W.
                      Washington, D.C. 20004-1109
                      Attention:  James E. Showen, Esq.
                      Telephone:  (202) 637-5600
                      FAX:  (202) 637-5910

               (ii)   If to Borrower:

                      Enlighten Software Solutions, Inc.
                      999 Baker Way, Fifth Floor
                      San Mateo, CA 94404
                      Attention:  Chief Financial Officer
                      Telephone: (650) 578-0700
                      FAX: (650) 578-0118

        11.7   SEVERABILITY

               If any or part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.


        11.8   EXPENSES

               All costs and expenses including, without limitation, reasonable attorneys' fees, incurred by the Lender (a) in any effort to enforce payment of any Obligation or effect collection (b) in connection with the entering into, modification, amendment, administration and enforcement of this Agreement or any consents or waivers hereunder and all related agreements, documents and instruments, including but not limited to search, audit, recording and filing fees, (c) incidental costs and expenses arising out of administration of the Obligations including without limitation, any wire transfer fees or audit expenses incurred by Lender, (d) in defending or prosecuting any actions or proceedings arising out of or relating to the Lender's transactions with the Borrower (other than any action or proceeding arising out of or relating to Lender's status as a stockholder of the Borrower) or (e) in seeking any advice with respect to its rights and obligations under this Agreement and all related agreements, may be charged to the Borrower's account and shall be part of the Obligations.


        11.9   CAPTIONS

               The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.


        11.10  COUNTERPARTS

               This Agreement may be executed in one or more counterparts, each of which taken together shall constitute one and the same instrument.

        11.11  ABSENCE OF BROKERS

               The Lender and Borrower each represents and warrants to the other of them that except as shown on Schedule 11.11(a) as to Borrower or Schedule 11.11(b) as to the Lender, nobody acted as a broker, a finder or in any similar capacity on its behalf in connection with the transactions which are the subject of this Agreement. Borrower will pay the fees of anybody named on Schedule 11.11(a) and the Lender will pay the fees of anybody named on Schedule 11.11(b). The Lender and Borrower each indemnifies the other of them against, and agrees to hold the other of them harmless from, all losses, liabilities and expenses (including, but not limited to, reasonable fees and expenses of counsel and costs of investigation) incurred because of any claim by anyone for compensation as a broker, a finder or in any similar capacity by reason of services allegedly rendered to the indemnifying party in connection with the transactions which are the subject of this Agreement or the other Loan Documents.




                    [SIGNATURES APPEAR ON THE FOLLOWING PAGE]

        IN WITNESS WHEREOF, each of the parties has duly executed and delivered this Loan Agreement as of the date first above written.


                                            ENLIGHTEN SOFTWARE SOLUTIONS, INC.

                                            /s/ David D. Parker
                                            ------------------------------------
                                            By:   David D. Parker
                                            Its:   Co-Chairman of the Board


                                            MADEN TECH CONSULTING, INC.

                                            /s/ Omar Maden
                                            ------------------------------------
                                            By:   Omar Maden
                                            Its:   Chief Executive Officer